Exhibit 2.2

PLAN OF COMPLETE LIQUIDATION

AND DISSOLUTION OF

NOVABAY PHARMACEUTICALS, INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to constitute a plan of distribution under Sections 280 and 281(a) of the General Corporation Law of the State of Delaware (the “DGCL”) and accomplish the complete liquidation and dissolution of NovaBay Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in accordance with the DGCL.

1.    Approval of Plan. The Board of Directors of the Company (the “Board”) has adopted this Plan and presented the Plan to the company’s stockholders to take action on the Plan. If the Plan is adopted by the requisite vote of the Company’s stockholders, the Plan shall constitute the adopted Plan of the Company, effective as of such time.

2.    Certificate of Dissolution. Subject to Section 15 hereof, after the stockholders approve the dissolution of the Company, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL (the time of such filing, or such later time as state therein, the “Effective Time”).

3.    Cessation of Business Activities. After the Effective Time, the Company shall not engage in any business activities except those deemed necessary by the Board and the Company’s officers, in their business judgment, to preserve the value of the Company’s assets, comply with all laws and regulatory requirements, wind up the Company’s business affairs, and distribute its assets in accordance with this Plan.

4.    Continuing Employees and Consultants. For the purpose of effecting the dissolution of the Company, the Company may hire or retain, at the discretion of the Board, such employees, consultants and advisors as the Board deems necessary or desirable to supervise or facilitate the dissolution and winding up the Company.

5.    Notice of Dissolution and Publication. On or before the Publication Date (as defined herein), the Company shall send, or cause to be sent, written notice of the dissolution to each known claimant of the Company, including persons with claims asserted against the Company in a pending action, suit, or proceeding to which the Company is a party. These notices shall be sent by certified or registered mail, return receipt requested and, in each case, in accordance with the requirements of Section 280 of the DGCL. The Company shall publish notice of the dissolution in accordance with the requirements of Section 280 of the DGCL (the “Publication Notice”). The Publication Notice shall be published at any time after the Effective Date as the Board shall determine (such date of publication, the “Publication Date”) and shall satisfy all requirements of Section 280 of the DGCL.

6.    Dissolution Process.

(a)         From and after the Effective Date, the Company (or any successor entity of the Company) shall liquidate and wind up its affairs in accordance with the procedures set forth in Sections 278, 280, and 281(a) of the DGCL. In this respect, after carrying out the actions contemplated under Section 5, the Company, in conformity with the provisions of Section 281(a) of the DGCL.

(i)           Shall pay the claims made and not rejected in accordance with Section 280(a) of the DGCL;

(ii)          Shall post the security offered and not rejected pursuant to Section 280(b)(2) of the DGCL;

(iii)         Shall post any security ordered by the Delaware Court of Chancery in any proceeding under Section 280(c) of the DGCL; and

(iv)         Shall pay or make provision for all other claims that are mature, known, or uncontested or that have been finally determined to be owing by the Company.

(b)         Such claims or obligations shall be paid in full and any such provision for payment shall be made in full, in each case, if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, and, among claims of equal priority, ratably to the extent of assets available therefor. Any remaining assets shall be distributed to the stockholders and warrant holders in accordance with the terms of the Company's amended and restated certificate of incorporation and any amendments thereto, this Plan, the provisions of the DGCL and any order of the Delaware Court of Chancery; provided, however, that such distribution shall not be made before the expiration of 150 days from the date of the last notice of rejection given pursuant to Section 280(a)(3) of the DGCL, unless otherwise ordered by the Delaware Court of Chancery. The Company may make multiple distributions, which shall be in cash and/or assets, in such amounts, and at such time or times, as the Board may determine, subject in each case to compliance with the provisions of Sections 280 and 281(a) of the DGCL. In the absence of actual fraud, the judgment of the Board as to the provision made for the payment of all obligations under Section 6(a)(iv) shall be conclusive.

7.    Cancellation of Stock. The distributions to the Company’s stockholders pursuant to Section 5 hereof shall be in complete cancellation of all of the outstanding shares of stock of the Company. From and after the Effective time, and subject to applicable law, each holder of the shares of capital stock of the Company shall cease to have any rights in respect thereof, except the right to receive distributions pursuant to and in accordance with Section 5(ii) hereof. As a condition to receipt of any distribution to the Company’s stockholders, the Board, in its absolute discretion, may require the Company’s stockholders to (i) surrender their certificates evidencing their shares of stock to the Company, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. The Company will close its stock transfer books and discontinue recording transfers of shares of stock of the Company at the Effective Time, and thereafter certificates representing shares of stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

8.    Conduct of the Company Following Approval of the Plan. Under Delaware law, dissolution is effective upon the filing of a certificate of dissolution with the Secretary of State of the State of Delaware or upon such future effective date as may be set forth in the certificate of dissolution. Section 278 of the DGCL provides that a dissolved corporation continues to exist for three (3) years after the date of dissolution for purposes of prosecuting and defending suits by or against the corporation and enabling it to settle and close its business and dispose of and convey its remaining assets, but not for the purpose of continuing the business of the corporation as a going concern. A corporation can continue to exist beyond the three (3) year period, if ordered by a court, for the sole purpose of prosecuting or defending any action, suit or proceeding that was brought before or during the three (3) year period after the date of dissolution, until any judgments, orders or decrees are fully executed. The powers of the directors continue during this time period in order to allow them to take the necessary steps to wind-up the affairs of the corporation.

9.    Absence of Appraisal Rights. Under Delaware law, the Company’s stockholders are not entitled to appraisal rights for their shares of capital stock in connection with the transactions contemplated by the Plan.

10.    Abandoned Property. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered certificates evidencing the capital stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

11.    Stockholder Consent to Sale of Assets. Adoption of this Plan by the requisite vote of the outstanding capital stock shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

12.    Expenses of Dissolution. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

13.    Compensation. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by the stockholders shall constitute the approval of the Company’s stockholders of the payment of any such compensation.

14.    Indemnification. The Company shall continue to indemnify its officers, directors, employees, agents and trustee in accordance with its Amended and Restated Certificate of Incorporation, Bylaws, and contractual arrangements as therein or elsewhere provided, the Company’s existing directors’ and officers’ liability insurance policy and applicable law, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. The Board is authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations.

15.    Modification or Abandonment of the Plan. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the stockholders, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

16.    Authorization. The Board in hereby authorized, without further action by the stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.